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                                                               Exhibit 99(p)(vi)


                                 CODE OF ETHICS

                                       of

                        SANFORD C. BERNSTEIN & Co., INC.


























                                                          Effective April, 2000


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                                                               Exhibit 99(p)(vi)


Our revised Code continues to reflect these core personal trading rules:

- All staff members generally must keep their brokerage accounts at Bernstein;

- All staff members must obtain appropriate pre-approval before each trade;

-        Insider trading is prohibited;

- Staff members may not trade in a security with knowledge that our firm is considering buying or selling the security for client accounts;

- Certain staff members may not make any trades that are contrary to the action our firm is taking, or is contemplating soon taking, for client accounts. These staff members include IPG members, other PMG staff, research personnel for securities they cover, and Fixed Income staff members for Fixed Income securities;

- Research analysts face additional restrictions with respect to securities they cover.

- All staff members must seek pre-approval to participate in private placements; and

-        All staff members are prohibited from participating in IPOs.


Our revised Code reflects the following significant changes:


1. Ban on Short-Term Trading. No staff member may buy a security if he or she has sold the same or equivalent security within the prior thirty (30) days, or sell a security if he or she has bought the same or equivalent security within the prior thirty (30) days. The only exception is for Treasuries or derivatives on Treasuries (which may not be traded intra-day). This policy will go into effect on May 15, 2000.

2. Staff Trading Restrictions During Major Buy or Sell Program for Clients. All staff members are prohibited from buying a security that is part of a major buy program for clients, and from selling such a security that is part of a major sell program for clients. These rules apply even if no client orders are pending.

3. Staff Trading Blocked Because of Poison Pill Limitations on Client Trades. From time to time, we are prevented from purchasing a security for clients because of regulatory or policy restrictions limiting the ownership interest in an issuer that we can acquire for ourselves or our clients. Our revised Code prohibits all staff members from purchasing the security in such instance.

4. Additional Special Restrictions for Research Analysts. Our revised Code provides that our research analysts and research associates (in the investment management area and in the institutional services area) may not "short" securities they cover, and may not trade options of any kind in securities they cover.

5. Exceed Securities. You are now permitted to set up a Treasuries account directly with the Federal Reserve (but not with a broker), and you may buy/sell Treasuries directly to/from the Federal Reserve without our permission.
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                                TABLE OF CONTENTS

GENERAL PRINCIPLES

PERSONAL TRADING RULES

You May Trade Only at Bernstein
         General Statement-of Policy

         Outside Accounts Must Be Transferred To Bernstein
         Initial Disclosure Upon Commencing Employment
         Outside Trades Permitted Only in Very Limited Circumstances Heightened Disclosure Requirements For Outside Accounts

Pre-Approval Required For All Trades By All Staff Members

         General Statement of Policy

         Steps in the Pre-Approval Process
                  Step One: Order Ticket / Memo Request

                  Step Two: Approval by Your Supervisor or Other Authorized
                           Person
                  Step Three: Approval of Trading Desk
                           Exception: Trades in Authorized Outside Accounts

         Our Trading Desk Will Not Permit You to Trade Ahead of Clients
                  General Statement of Policy
                  Limited Exception

         Other Reasons For Trading Desk Disapproval

         Prohibition Against Insider Trading

         Restrictions On Participating In:
                  IPOs
                  Private Securities Transactions and Other Investment Opportunities of Limited Availability

         No Short-Term Trading

         Special Restrictions For:
                  Decisionmakers
                  Others with Access to Decisions

Contrary Trading Restrictions For Members of:
         Investment Policy Groups

         Global Equity Portfolio Management Department

                  (Including All Domestic and International Equity Portfolio Management Groups and Investment Management Trading)

         Investment Management Research Department
                  (Including All Domestic and International Equity Research Departments)

         Fixed Income Department

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Other Special Restrictions For:
         Investment Management Research Analysts
         Investment Management Research Associates
         Fixed Income Staff Performing Research

Special Restrictions For:
         Institutional Research Analysts
         Institutional Research Associates

Other Special Restrictions Imposed By Your Department

OTHER CONDUCT RULES

Gifts
         Gifts Received By Staff Members
         Entertaining Clients
         Gifts Given By Staff Members
         Compensation to Certain Employees of Others

Financial Interest

Awarding Contracts

Outside Directorships & Officerships and Other Outside Activities

No Recommendation or Sale of Products Other Than Bernstein Products

Proprietary Information

         Identity of Companies on Our Restricted Lists
         Clients' Proprietary Information
         Our Research
         Other

Rumors

Communication With Clients & the Public

Reportable Events Involving Staff Members

ADMINISTRATION

         Annual Report and Certification

         Ongoing Supervisory Oversight

         Education & Training

         Reporting of Violations

SANCTIONS

OVERSIGHT BY BOARD OF DIRECTORS

         Establishment and Oversight of This Code

                                       ii
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         Our Annual Report and Certification to the Board

RECORD-KEEPING

The Legal Department is Responsible For:

The Brokerage Operations Department is Responsible For:

                                      iii
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                               GENERAL PRINCIPLES

         This Code of Ethics is based on the following general principles that will govern your conduct while a member of the Bernstein staff

         -        You must place the interests of our clients first;

         - You must conduct your personal securities and commodities transactions and perform your job duties In keeping with this Code of Ethics and in a manner so as to avoid any actual or potential conflicts of interest or any abuse of your position of trust and responsibility;

         - You must not take inappropriate advantage of your position with our firm;

         - You must comply with all applicable laws, rules and regulations, and make a good faith effort to comply with the spirit and intent of all such laws, rules and regulations; and

         - You must comply with all other policies and procedures of our firm, such as those in our Compliance Manual and in Bernstein & You, our employee handbook.

         For purposes of this Code, we use the term "client" to include all institutional brokerage, investment advisory and investment management clients of Bernstein, including each portfolio of the Sanford C. Bernstein Fund, Inc. and any other investment company for which we provide investment management services.

         When we refer to "you" in this Code and "your" obligations to abide by this Code's personal trading restrictions, we also mean any other person, including your spouse or other family member, whose investment decisions you control or influence.


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                             PERSONAL TRADING RULES

You May Trade Only at Bernstein

         General Statement of Policy

         In order to monitor adherence to the trading rules described in this Code of Ethics, we require you to maintain at Bernstein all of your securities accounts and the accounts that you control, and we restrict you from controlling or influencing any securities or commodities trades outside Bernstein without our special permission. This means, for example:

         -        Your securities (including options) accounts must be here;

         - The securities accounts of your spouse and other immediate family members sharing your household must be here if you control the selection of investments for those accounts;

         - You must obtain approval from the firm to maintain a commodities account with a futures commission merchant;

         - You may not control or influence any securities or commodities trade outside Bernstein without our permission;

         - Your IRA or 401(k) account must be here if you can control the selection of particular stocks for the account;

         -        You may not trade securities "online;"

         - You may not participate directly or indirectly in any investment club in which members pool their funds and invest;

         - If you have a financial interest in a trust, and you control the selection of securities for the trust, the trust account must be here; and

         - The accounts of charities must be here if you control the selection of investments for those accounts.

         Outside Accounts Must Be Transferred To Bernstein

         Beginning on your first day as our staff member, you may not control or influence the trading of securities or commodities in any outside account. You must transfer to us all outside accounts as soon as possible unless we give you permission to maintain the accounts outside Bernstein (as explained on the next page). You can obtain from the Legal Department the forms for transferring accounts and for opening accounts at Bernstein.

         Initial Disclosure Upon Commencing Employment

         In order for us to monitor and facilitate your transfer of accounts to us and to otherwise help us to implement this Code, you must report to us within 10 days of joining our firm the information described below. The Personnel Department will provide you with the forms for making this report.

         - Information about all securities and commodities accounts you control or influence (including accounts with brokers, dealers, banks or mutual fund companies). You will need to attach the most recent account statements.

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         -        Information about stock certificates you hold.

         - Information about all private placements, limited partnership interests and other private investments that you control or influence.

         - Information about all positions you hold as an employee, officer or director of any business organization outside Bernstein.

         Outside Trades Permitted Only in Very Limited Circumstances

         We may, in our sole discretion, approve the following requests to execute trades outside Bernstein:

         - You want to trade commodities (such as futures). Since we do not provide those services, we might allow you to maintain an outside account for this type of trading, but you will need to obtain our permission before each trade in accordance with procedures established by the Legal Department.

         - You want to maintain elsewhere a managed account (also known as a discretionary account) in which an investment manager or other fiduciary has the authority to make trading decisions on your behalf. In reviewing your request to maintain an outside managed account, we might ask for written confirmation that you have no power to choose or recommend securities to trade for the account. Requests of this type from principals or shareholders of Bernstein are generally denied.

         - You want to hold or trade mutual funds outside Bernstein. If you hold the mutual fund account directly with a mutual fund company and without utilizing the services of a broker, you will simply need to report the account to our Legal Department on a form that we will supply to you. If you hold the mutual funds in a brokerage account, we may approve your request if you agree not to trade anything other than mutual funds in the account.

         - You have stock options granted to you by a former employer under an employee stock option plan. The employer may have a program in place to facilitate your exercise of options through a broker other than Bernstein, and you want to participate in that program.

         - You have a dividend reinvestment plan that you opened directly with an issuer and not through a brokerage account. You want to maintain that plan. You may simply need to report the plan to our Legal Department on a form that we will supply to you. However, you will need to seek our permission before selling the securities.

         - You have a 401(k) plan through your former employer. You have the ability to choose certain funds for investment, for example a "balanced fund," or a "growth fund." You do not have the ability to choose a "self-directed" option or otherwise to choose particular securities in which to invest.

         - You want to purchase Treasury Notes, Treasury Bonds or Treasury Bills directly from (or sell directly to) the Federal Reserve Bank, or you want to hold certificates of deposit ("CDs") at a bank. These do not fall within the definition of "securities" for purposes of this Code.

         - You want to participate in a private placement. You will need to seek our approval in accordance with the policy described on page 12 of this Code. If and when the issuer later becomes a public company, you will need to transfer your investment to a brokerage account at Bernstein if you wish to sell it.

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     Heightened Disclosure Requirements for Outside Accounts

     For any securities or commodities accounts we give you permission to maintain, control or influence outside of Bernstein, you must arrange for a copy of the confirmation of each transaction and a copy of each monthly statement to be provided promptly to our Legal Department. (The only exception is for mutual funds held directly with a mutual fund company and not purchased utilizing the services of a broker). Whenever possible, you must arrange for these copies to be sent directly by the other firm where the account is held.

Pre-Approval Required For All Trades By All Staff Members

     General Statement of Policy

     Each time you want to place a securities or commodities trade in an account you control or influence (whether at Bernstein or outside of Bernstein as permitted by the Legal Department), you will first need to obtain our permission in accordance with the three-step set of procedures described below. These procedures do not apply to:

         -        trades in open-end mutual fund shares;

         - non-volitional trading (for example: stocks splits or dividend reinvestment plans); or

         - trades in managed accounts in which Bernstein or another investment manager is selecting securities or commodities to trade.

     We will disapprove your trade in our sole discretion if we believe that it would violate this Code, that the frequency or nature of your trading activity may distract you from your job responsibilities, or that the trade may otherwise be inappropriate or may raise the appearance of a possible conflict of interest.

     Steps in the Pre-Approval Process

     You will need to take three steps in order to place a typical trade. The three steps are summarized in the chart below, and each step is explained on the following pages. Other pre-approval requirements will apply if you are seeking to trade options or if you are seeking to participate in an investment opportunity of limited availability.

Step One:                                       Stop Two:                                    Step Three:
Complete Order Ticket/Memo Request              Obtain Approval by                           Obtain Approval of
                                                Supervisor or Other                          Trading Desk
                                                Authorized Person

         Step One: Order Ticket / Memo Request

         Before placing a securities trade at Bernstein, you will need to fill out a trade order ticket. You can obtain these tickets from the Legal Department or the trading desk. From time to time, we will distribute instructions for filling out the trade order ticket.

         Before placing a securities or commodities trade outside Bernstein (in the limited circumstances where outside trading is permitted), you will need to describe the proposed trade in a written memo. You can obtain a form of memoranda from the Legal Department.

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         Step Two: Approval by Your Supervisor or Other Authorized Person

         You must take your trade order ticket (or your memo, in the case of trades in authorized outside accounts) to your supervisor or other person authorized to approve trades. The Legal Department will maintain and distribute periodically a current list of supervisors and ether persons who have authority to approve personal trades. That person must place his or her initials and the date on the order ticket (or memo) to document the appropriate approval.

         Approval to conduct a personal trade will remain effective only for the day in which it is granted. If you fail or decline to complete the trade that day for any reason (including that the trading desk holds your order pending a client transaction), you must obtain a new approval to place the trade on another day.

         Step Three: Approval of Trading Desk

         After you have obtained approval from your supervisor or other authorized person to place a trade, you will still need to obtain the approval of our trading desk. From time to time, we will distribute procedures for obtaining trading desk approval. The trading desk, if it approves your proposed transaction, will place the trade for you, and we will send you a confirmation in the mail.

                  Exception: Trades in Authorized Outside Accounts

                  The only exception is for trades in authorized outside accounts such as commodities accounts.. For these outside trades, you will need to bring your memo (reflecting the approval of your supervisor or other authorized person) to the Legal Department before you place the trade outside. The Legal Department will obtain any additional approvals required and will retain a copy of your memorandum.

         Our Trading Desk Will Not Permit You to Trade Ahead of Clients

                  General Statement of Policy

                  In order to minimize the potential for conflicts of interest between you and our clients, our trading desks will not permit you to trade under the following circumstances:

         -        Related client orders are pending; or

         - A large volume of client orders is forthcoming (e.g., the security is listed as a "Priority purchase," "priority sale," "trim" or "established tax trade".

Under certain circumstances, your trade might be delayed for several days or even weeks until the pending or anticipated client orders are completed.

                  Limited Exception

                  Our trading desk may grant you an exception under the circumstances set forth below. This exception will not be available to you if you are a member of the Fixed Income Department (with respect to fixed income trades), or if you are a member of an equity IPG or any Equity Portfolio Management Department, including Investment Management Trading (with respect to equity trades).

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              -      Your trade involves a relatively insignificant number of
                     shares, typically less than 500 shares or securities convertible into less than 500 shares, or less than 25 bonds or securities convertible into less than 25 bonds;

                      AND

              - The security you are seeking to buy is not part of a large buy program for client accounts, or the security you are seeking to sell is not part of a large sell a program for client accounts;

                      AND

              - Clients are waiting for a better price before trading. For equities, pending client orders typically must be awaiting prices that differ from the market price by at least a % point. For fixed income securities, pending client orders typically must be awaiting prices that differ from the market price by at least 10 basis points in yield.

         Other Reasons for Trading Desk Disapproval

         In addition, our trading desks will not permit you to trade if, for example:

         - Our firm has agreed to participate in the underwriting for new securities of an issuer and your order is for securities of that issuer.

         - Our Institutional Research Department is initiating research coverage of a company or has reached a research recommendation about the company that has not yet been disseminated, and you want to trade securities related to that company.

         - Our Institutional Research Department has just disseminated a research report initiating coverage of a company or changing a recommendation regarding a company, and you want to trade securities related to that company. Our trading desks will not execute for you any personal trades relating to that company until 48 hours following the dissemination of our research.

         - You want to buy a security that our firm has purchased for clients. It is a security that our firm still would want to purchase for clients but cannot do so because of regulatory or policy restrictions limiting the ownership interest in an issuer that we can acquire for ourselves or our clients.

      Moreover, our trading desks may from time to time establish rules for employee personal trading designed to ensure that we do not divert to our employees the resources needed to serve our clients. For example; our trading desk may' prohibit personal trading by staff members during certain times of the day during which the desk tends to be particularly busy with client trades.

Prohibition Against Insider Trading

     The securities laws and our policies prohibit persons or entities from acting on inside information, in other words information that is "material" and "nonpublic." Information may be material and nonpublic if there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decision and the information is not generally available to ordinary investors in the marketplace. The information may come from the company itself, or may come from other sources such as investment bankers.

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         -        You may not trade while in possession of inside information.
                  This is true regardless of how you learned about the information.

         - If you believe that you have received inside information, you must immediately cease contact with the source and consult an attorney in the Legal Department. You must not communicate the inside information to your supervisor, to anyone in the Portfolio Management Department, or to anyone other than attorneys in the Legal Department. The Legal Department will determine whether and to what extent we should impose trading restrictions on you and/or us. Also, you should speak with the Legal Department if you believe that other staff members have communicated or traded upon inside information. The Legal Department, to the extent practicable, will keep your identity confidential in any resulting investigation.

         - While in possession of inside information, you may not recommend the purchase or sale of a security to our firm or to any other individual or entity. You also may not make any comment that could be construed as a recommendation to purchase or sell the security, or take any other action with respect to that security.

         - In the course of our syndicate activities, meaning where the Firm has agreed to participate in an underwriting, we may come into possession of inside information regarding a company issuing or planning to issue securities. On those occasions, the Syndicate Department must establish a "Chinese Wall," which is the name given to procedures designed to prevent the disclosure of such information to other departments of our. Firm. Our Compliance Manual sets forth our Chinese Wall procedures. If you are a member of the Syndicate Department or are otherwise instructed by the Legal Department to create a Chinese Wall, you must familiarize yourself with these procedures.

Restrictions On Participating In:
         * IPOS
         * Private Securities Transactions and Other Investment Opportunities of Limited Availability

         You must obtain the approval of your supervisor and the Legal Department before you directly or indirectly participate in either of the following activities:

         - Initial Public Offerings. In order to ensure our firm's compliance with NASD rules, we prohibit our staff members from directly or indirectly acquiring an interest in an IPO except under very limited circumstances. For example, if you hold a passbook savings account at a savings & loan, our Legal Department might permit you (subject to certain conditions) to participate as an account holder in a conversion of the savings & loan to a public company, so long as our firm is not participating in the conversion.

         - Limited Offerings. This includes any private securities transaction or other investment opportunity of limited availability, including new offerings or other investments not registered with the SEC (for example private real estate limited partnerships, investments in family-owned businesses and hedge fund investments). In responding to these requests, we will consider, among other things, whether your investment is passive, whether the investment opportunity should be reserved for our clients, and whether the opportunity is being offered to you by virtue of your position here.

         You can obtain from the Legal Department forms for requesting approval. The Legal Department and your supervisor will approve or disapprove your request in their discretion.

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Bernstein Principals and Shareholders should consult their Principals' Agreement and Shareholders' Agreement respectively for additional restrictions.

No Short-Term Trading

         - You may not buy a security if you have sold the same or equivalent security within the prior thirty (30) calendar days.

         - You may not sell a security if you have bought the same or equivalent security within the prior thirty (30) calendar days.

         - This rule does not apply to Treasuries or derivatives on Treasuries, although even for this limited category of securities you may not trade on an intra-day basis.

         - Exemptions from this rule will be granted only in rare instances, such as in cases of financial, hardship. To obtain an exemption, you must make a written request for approval from your supervisor and the Legal Department.

         - If you profit from a short-term trade in violation of this section, you will be required to disgorge your profits to charity.

         -        Special Restrictions For:

                  *  Decisionmakers
                  *  Others with Access to Decisions

                  - Investment Management. You may not trade in a security if you participate in, or have reason to know about, our firm's consideration of the security for the accounts of our investment management clients. This restriction will continue throughout the implementation of any resulting major buy or sell program. The following examples illustrate this policy:

                                    You are seriously considering recommending a security to our applicable investment policy group ("IPG") for purchase or sale for clients' accounts, or you are a member of an IPG where discussions of such a recommendation are taking place. You may not trade in the security. You may trade, if otherwise consistent with this Code, only after the IPG has considered and rejected your recommendation, or after the IPG has accepted your recommendation and client orders have been completed.

                                    You know (for example, because you overheard a conversation) that our firm intends in the reasonably foreseeable future to place orders to purchase a security for our clients' accounts. You may not purchase the security. You may trade, if otherwise consistent with this Code, only after we have decided not to purchase the security for clients, or after all client orders have been filled.

                           Moreover, you must disclose to the chairperson of the applicable IPG any of your direct or indirect holdings in a security when you are participating in our firm's determination of whether to buy or sell the security for our clients.

                  - Institutional Services. You may not trade in a security if you have reason to know that our firm is intending to recommend the security to clients of our institutional services business, or that any of those clients are intending in the reasonably foreseeable future to place orders in the security. The following examples illustrate this policy:

                                       8
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                           You become aware of a forthcoming research
                           recommendation of an institutional research analyst prior to its dissemination (whether with respect to initiating coverage or to changing a previously-issued recommendation). You may not trade in that security until 48 hours after the research report has been disseminated.

                           You learn that a client of our institutional services business intends to place an order to purchase a security. You may not trade in the security until the client's orders have been filled.

Contrary Trading Restrictions For Members Of:
   * Investment Policy Groups
   * Global Equity Portfolio Management Department
     Including All Domestic and International Equity Portfolio Management Groups and Investment Management Trading)
   * Investment Management Research Department
     (Including All Domestic and International Equity Research Departments)
   * Fixed Income Department

- General Statement of Policy. If you work in one of these areas, you may not make any trades that are contrary to the action our firm is taking, or is contemplating taking in the reasonably foreseeable future, for our managed accounts in that area. There is only one exception - if we are holding a stock for clients solely for purposes of diversification to control the portfolio's tracking error versus its benchmark index, then the contrary trading policy would not restrict you from selling the stock.

- Illustrations of Policy. For example, if our firm is buying or holding a fixed income security for clients' accounts, then you may not sell the security if you are a member of. the fixed income department or you serve as a member of an investment policy group that encompasses fixed income securities. Similarly, if our firm has just completed a sell program for an equity security, you may not buy the security if you are a member of the Global Equity Portfolio Management Department or Investment Management Research Department, or if you serve as a member of an investment policy group that encompasses equity securities. Generally, staff member purchases more than seven (7) days after we have completed our sell program for clients will not be considered contrary trading under this policy.

- Exemptions. To obtain an exemption from this policy, you will need the written approval of your supervisor and the Legal Department, which may consider such factors as the length of your holding period, the size of your holding in absolute terms and relative to your other holdings, and the reasons for the proposed trade.

Other Special Restrictions For:
  * Investment Management Research Analysts
  * Investment Management Research Associates
  * Fixed Income Staff Performing Research

- If you are a staff member in one of these positions, you must sell all holdings in a security upon your initiation of research coverage of that security or before otherwise recommending the security for purchase for managed accounts. The Director of Investment Management Research, or the Chief Investment Officer or Director of Global Fixed Income Investments (as applicable), may grant discretionary exceptions to this policy (in consultation with the Legal Department) based on factors including:

         the length of time since your last purchase of the security,

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
         your intent regarding future holding of the security,

         reasons for your original purchase,

         the liquidity, capitalization and volatility of the security, and the size of your holding (in both absolute terms and relative to your overall portfolio).

We might condition an exception on your agreement to hold the security until our clients have sold it.

-        You may not trade options of any kind in securities you cover.

-        You may not "short" securities you cover.

Special Restrictions For:
  * Institutional Research Analysts
  * Institutional Research Associates

- You must sell all holdings in a security upon your initiation of research coverage of that security. In other words, you may not recommend purchase of a security that you hold. The applicable Director of institutional Research may grant discretionary exceptions to this policy (in consultation with the Legal Department) based on factors including:

         the length of time since your last purchase of the security, your intent regarding future holding of the security, reasons for your original purchase, the liquidity, capitalization and volatility of the security, and the size of your holding (in both absolute terms and relative to your overall portfolio).

The Director might condition an exception on your agreement to hold the security until we have disseminated to our institutional clients a recommendation that the security is rated "underperform." The Director also might grant limited exceptions for new employees with respect to securities purchased before joining us.

- With respect to securities you cover, you may purchase only securities that you rate "outperform," and you may sell only securities that you rate "underperform." You may neither buy nor sell securities that you rate "marketperform." "To obtain an exemption from this policy, you will need the written approval of your supervisor and the Legal Department, which might consider such factors as the length of your holding period, the size of your holding in absolute terms and relative to your other holdings, and the reasons for the proposed trade.

-    You may not trade options of any kind in securities you cover.

-    You may not "short" securities you cover.

Other Special Restrictions Imposed By Your Department

     From time to time, any department in our firm may establish rules for personal trading that cover staff members in that department and that take into consideration the particular functions and duties of those staff members. Any personal trading rules issued by your department managers will be in addition to the rules in this Code.

                               OTHER CONDUCT RULES

Gifts

     The following policies do not apply to personal gifts between staff members, or to personal gifts between a staff member and a family member or personal friend that are given or received outside of a business related setting.

     Gifts Received By Staff Members

     You may not accept any gift (including gifts of tickets to sporting events or theatre where the person providing the entertainment is not present) other than gifts of nominal value (under $100) from any one person in any one year. Under no circumstances may you accept a gift of cash.

     Entertaining Clients.

     You may engage in normal and customary business entertainment (such as business meals, sporting events and shows) provided that you are present for the event.

     Gifts Given By Staff Members

     You may not give or permit to be given anything of value, including gratuities, in excess of $100 per individual per year to any person where such payment or gratuity is in relation to the business of the recipient's employer. This limit applies, for example, to a gift of tickets to an event if you will not be accompanying the recipient to the event. The maximum is $50 if the recipient is a principal, officer or employee of the NYSE or its subsidiaries.

     You may give gifts of securities to charity, and we permit you to choose the securities you wish to give from any type of securities account. Please note the following regarding the charity's subsequent sale of those securities. If the charity's account is a managed account held at Bernstein, and the charity wishes to sell the gifted security, then the charity's account will compete equally (for allocation purposes) with the managed accounts of our other clients. If the charity's account is one for which you have the power to control the choice of securities to trade (and thus the charity's account is a brokerage account held at Bernstein), then the charity will be required to wait for client orders to be completed before selling the securities that it received from you.

     Compensation to Certain Employees of Others

     Bernstein is permitted by applicable regulations to pay for services of up to $200 per person per year to certain specified operations persons with the prior written consent of a Senior Vice President or Vice President of Operations. Such permitted recipients include a telephone clerk on the New York Stock Exchange floor who provides courtesy telephone relief to the Firm's floor clerk or handles orders for the Firm. Please refer to the Firm's Compliance Manual for detailed procedures regarding compensation of this type.

Financial Interest

         You may not act on the firm's behalf in any transaction involving persons or entities with whom you or your family has any significant connection or financial interest without prior written approval from our Board of Directors. You should direct to the office of the General Counsel any requests for approval from the Board of Directors. For purposes of this policy, your family includes parents, parents-in-law, spouse, siblings, siblings-in-law, children, children-in-law, or a person to whom you provide material support.

Awarding Contracts

         We must award orders, contracts and commitments to suppliers strictly based on merit and without favoritism. The Legal Department must review and approve all contracts for goods or services before execution, and an authorized Firm officer must sign each contract. The officer signing the contract must provide a copy of the final, signed version to the Legal Department for retention.

Outside Directorships & Officerships and Other Outside Activities

         Whether or not in connection with your duties and responsibilities at Bernstein, you may not accept the following without prior written approval from the Board of Directors:

         - A directorship or officership of any company or organization (other than a charitable organization), regardless of whether you receive compensation, or

         - Outside employment or remuneration from any source for any services performed (for example, consulting fees or finder's fees).

You must submit any requests for such approval in writing to the General Counsel. In a rare instance in which we grant your request to serve as a board member of a public company, we may require that you be isolated from making any decisions for our clients with respect to investing in that company.

         You may not use the firm's name in connection with any outside activity without prior written approval from our Board of Directors. You must submit any request for, approval in writing to the General Counsel.

No Recommendation or Sale of Products Other. Than Bernstein Products

         You may not recommend to clients that they participate in any securities transaction (including any private transaction) other than a Bernstein product. And, you may not receive "selling" or other compensation in connection with any securities transaction (including any private transaction) other than a Bernstein product.

Proprietary Information

         Identity of Companies on Our Restricted Lists

         Our firm maintains lists of securities relating to companies for which we have agreed to participate in an underwriting, or about which we intend to publish a research recommendation. You may not disclose outside our Firm the identity of securities on these lists, since the fact that we have listed a security may signal the market that we know of a significant development which may affect the price of the security.

         Clients' Proprietary Information

         You must never disclose confidential business or personal information, including names of clients, client account balances, financial information obtained from a client, or anticipated changes in the management or financial condition of a client, outside the normal and necessary course of the firm's business. This policy does not preclude you from sharing information about a client with his or her lawyers, accountants or other advisors upon the client's request.

         Our Research

         Our firm gathers and develops information that we use to service our clients. For example, our Institutional Research Analysts publish "Black Book" reports. You may not disclose this information outside the firm except as required to perform your job duties. Also, any material marked "Not for External Distribution," including research prepared by investment management research analysts, should not be distributed outside the firm.

         Other

         During the course of your employment, you may have access to information relating to our business, including information that provides our firm with a competitive advantage. This confidential information may include, for example, information relating to our investment strategies, our investment management processes or systems, our existing or anticipated corporate activity, our financial condition or performance, or compensation paid to our staff. You may not disclose confidential information to anyone outside Bernstein except in the course of the proper exercise of your job duties.

Rumors

         New York Stock Exchange rules, as well as our policy, prohibit the circulation of rumors concerning the affairs of any company, as well as the affairs of other NYSE member organizations, since rumors can influence securities prices. If a rumor comes to your attention, you must contact the Legal Department immediately and refrain from spreading the rumor.

Communication With Clients & The Public

         Our Compliance Manual sets forth our policies and procedures regarding our communications with clients or other members of the public, with which you must comply. Also, you must comply with sections of our Compliance Manual governing our review of incoming and outgoing correspondence of certain staff members. In addition, when communicating with clients or the public, truthfulness and good taste are always required.

Reportable Events Involving Staff Members

         We are required to notify regulatory authorities in the event that a staff member is involved in or is the subject of a "reportable event," for the most part when a staff member faces actual or potential disciplinary action or finds him or herself in some other kind of legal or regulatory trouble. While we are likely to become aware of certain types of reportable events in the course of our supervision of staff members, we may not necessarily be aware of all reportable events without your disclosure. In order to facilitate our firm's compliance with these requirements, you are required to notify the Legal Department immediately in the event you, or a person under your supervision, comes under scrutiny by our firm or any outside person or entity or engages in conduct warranting a higher level of supervisory oversight by our firm. For example, you must notify the our Legal Department if you, or a person under your supervision:

         - violates a law or regulation, or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization;

         -        is the subject of any customer complaint;

         -        is named as a defendant or respondent in any proceeding;

         - is denied registration or membership or is disciplined by any regulatory or self-regulatory organization;

         - makes any false or misleading statement, or omits a fact required to be disclosed, in connection with any matter involving a regulatory agency, whether in connection with an application, report, proceeding or otherwise;

         - is arrested, or is charged with, convicted of, pleads guilty to, or pleads no contest to, any criminal offense (other than minor traffic violations);

         - has any association with an entity or person which was disciplined, suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization, or which was convicted of, or pleaded no contest to, any criminal offense;

         - makes a compromise with creditors, files a bankruptcy petition or is the subject of an involuntary bankruptcy petition;

         - is or may become the subject of any internal disciplinary action;

         -        violates rules of our firm including this Code.

                                 ADMINISTRATION

Annual Report and Certification

         Annually, we will require you to certify on a form provided by the Legal Department that you have read and understand this Code and have complied with all applicable requirements. On the same form, we will require you to certify the accuracy of our records regarding any accounts or investments you control or influence outside of Bernstein and any outside business activities.

Ongoing Supervisory Oversight

         The Legal Department and your department manager will receive information about your personal trading and will investigate any aberrational trading activity, trades that appear to violate this Code, or trades that otherwise raise the appearance of impropriety. In addition to our procedures for monitoring securities and commodities transactions and holdings, we also will, in connection with our supervisory responsibilities, endeavor to monitor your conduct to ensure compliance with other conduct rules in this Code.

Education & Training

         We will periodically hold education and training programs in order to, among other things, highlight the requirements of this Code. You are required to attend the programs that we hold for you. In addition, if you are a "registered" staff member, you are responsible for your compliance with continuing education requirements of the regulatory authorities.

Reporting of Violations

         All departments must promptly report to the Legal Department any violations of this Code. All departments should consult with the Legal Department before imposing any sanctions for violations.

                                    SANCTIONS

         To ensure compliance with the letter and spirit of this Code and with all applicable laws, we reserve the right in our sole and absolute discretion to:

         - Cancel any trade with or without notice to you at your expense;

         -        Require you to forfeit any profit you have made;

         - In the case of an approved outside account, instruct you to cancel the trade at your expense; and/or

         - Suspend or revoke your trading privileges at any time for violations of the letter or spirit of this Code or any applicable law, in addition to any other disciplinary action or sanction.

         If we discover a violation of this Code, we will respond appropriately, which may include sanctions such as a letter of censure and/or a fine, or suspension or termination of employment: Certain violations of this Code may also expose a staff member (as well as the Firm) to regulatory disclosure requirements, criminal prosecution and claims for damages.

                         OVERSIGHT BY BOARD OF DIRECTORS

Establishment and Oversight of This Code

         The Board of Directors has approved this Code of Ethics and is responsible for overseeing its operation, including but not limited to approving any amendments to this Code as may be necessary or appropriate in light of any violations of this Code and changing circumstances. In approving this Code of Ethics, our Board of Directors has determined that:

         - Personal investing by our staff members does not conflict with the interests of our clients provided that our staff members comply with the policies, procedures and restrictions set forth in this Code; and

         - In light of the nature of our business, this Code contains provisions reasonably necessary to prevent conflicts of interest between our staff members and our clients.

Our Annual Report and Certification to the Board

         At least once a year, we will provide the Boards of Directors of the Sanford C. Bernstein Fund, Inc. and any other registered investment companies for which we provide investment management services with a written report describing any issues arising under this Code of Ethics or related procedures since the last report, including, but not limited to:

         - Information about material violations of the Code or procedures, or violations that, are material in the aggregate;

         -        Sanctions imposed in response to those violations;

         - Information about any other significant conflicts of interest that arose involving our personal investment policies;

         - Procedures initiated or changes made to this Code since the last report; and

         - Amendments and modifications to the Code that we propose to make.

In connection with the annual report, we will also certify to each investment company's Board of Directors that we have adopted and implemented such procedures as we believe are reasonably necessary to prevent violations of this Code of Ethics.

                                  RECORDKEEPING

The Legal Department Is Responsible For:

         - Maintaining (or causing another department to maintain) copies of the initial holdings reports and annual certifications for at least five years after the end of the calendar year in which the report is made, the first two years in an easily accessible place.




         - Maintaining the original of each staff member memorandum requesting permission to conduct a trade in an outside account, each of which reflects the initials of the supervisor or other authorized person who approved the trade and the date of that approval, for at least five years after the end of the calendar year in which the memorandum was approved, the first two in an easily accessible place.

         - Maintaining copies of each broker trade confirmation for each transaction in approved outside accounts, if any, and a copy of each monthly or quarterly statement for those accounts, for at least five years after the end of the calendar year in which the information is provided, the first two years in an easily accessible place.

         - Maintaining (or causing another department to maintain) records of all persons, currently or within the past five years, required to make reports of holdings and/or account activity, and of the persons responsible for reviewing those reports, in an easily accessible place.

         - Maintaining records of all approvals of, and the rationale supporting, participations in IPOs, private placements and other investment opportunities of limited availability, for at least five years after the end of the calendar year in which the approval is granted.

         - Maintaining in an easily accessible place a current copy of this Code of Ethics and a copy of each Code of Ethics effective for the preceding five-year period.

         - Maintaining records of any violations of this Code and sanctions for such violations in an easily accessible place for at least five years after the end of the calendar year in which the violations occurred.

         - Maintaining copies of our reports to Boards of Directors regarding this Code for at least five years after the end of the calendar year in which they are made, the first two. years in an easily accessible place.

The Brokerage Operations Department Is Responsible For:

         - Maintaining records of all trade order tickets for the trades at Bernstein in accounts controlled by staff members, each of which reflects the initials of the supervisor or other authorized officer who approved the trade and the date of that approval, for at least five years after the end of the calendar year in which the trade was effected, the first two years in an easily accessible place.

         - Maintaining copies of all brokerage statements for accounts at Bernstein controlled by staff members for at least five years after the end of the calendar month to which they pertain, the first two years in an easily accessible place.

Section Two:  Other Conduct Rules & Employee and EmployeeRelated Accounts

2.1 Contacts with Governmental Agencies - As a registered investment advisor and broker dealer and as a member of the exchanges and self-regulatory organizations ("SROs"), we are subject to regular examinations, inspections, and inquiries regarding our business activities by various governmental and regulatory agencies. Any staff member who is contacted by any governmental or regulatory agency shall immediately refer the matter to Legal (if contacted by telephone, the staff member shall either refer the call to Legal or add a member of Legal to the call). (Rev. 9/91).

2.2 Compensation to Certain Employees of Others - The firm may give compensation for services rendered of up to $200 per person per year with the prior written consent of the Senior Vice President or Vice President of Operations, to operations employees of the following types:

         A. A telephone clerk on the NYSE floor who provides courtesy telephone relief to a the firm floor clerk or handles orders for the firm.

         B. Employees who make out commission bills or prepare Exchange reports for the firm.

         C. A specialist's floor clerk who maintains records for a specialist other than his employer, or provides courtesy relief to another specialist's clerk.

         D. When the service rendered by the employee exceeds that which the primary employer is obligated to furnish.

                  1. A telephone clerk who handles the firms orders transmitted over the wire of the clerk's employer.

                  2. A telephone clerk who handles orders directed by the clerk's employer to the member who receives them.

The Operations Department shall retain records of all such gratuities for at least three years and make them available for inspection by NYSE examiners (NYSE Rule 350(b)). (Rev. 3/93).

2.3 Certain Syndicate Procedures - In the course of our syndicate activities the firm may come into possession of material non-public information regarding an issuer. On those occasions when we are in possession of such information the Syndicate Department must establish a "Chinese Wall" which is the name given to procedures designed to prevent the disclosure of such information to other departments of the firm. The head of the Syndicate Department shall take the following steps to control the flow of information:

         - Syndicate projects shall be identified by code words to protect the issuer's identity.

         - Documents containing confidential information shall be kept in sealed envelopes marked "EYES ONLY" and shall be stored in a secure area.

         - Any confidential information stored on a computer system shall be secured with passwords to limit access to such information.

         - Materials containing confidential information should not be left unsecured in work areas, such as word processing, mail room or at fax machines.

         - Support staff hired in the Syndicate Department must be carefully screened and shall be trained in the handling of sensitive information.

         - The Syndicate Department shall not disclose information regarding any ongoing or potential transaction except on a "need-to-know" basis in compliance with the procedures contained in the following section.

The internal transmission of material non-public information obtained by our syndicate department to persons outside of that department shall only be permitted with the prior approval of Legal. This is vitally important since communication prior to contacting Legal may , cause other, departments to be precluded from taking some action because of their receipt of the information. Legal can assist you in maintaining the integrity of the Chinese Wall and thereby avoid subjecting the firm to unnecessary restrictions or potential legal exposure.

If the transmission of inside information is approved, this transmission should be on a "need-to-know" basis and should be limited whenever possible to department heads. Legal shall be provided with a list of all firm personnel who have been given the inside information. The persons receiving the internal communication should be advised that they are the recipients of inside information and must adhere to Chinese Wall procedures. (Rev. 4/94).
In addition to this section, please refer to Section 15.2 of the Compliance Manual. (Rev. 4/00).

2.4 Software Policy - In connection with their duties, staff members may be permitted to use, or be provided access to, computer hardware, software, data bases, programs or confidential firm data (collectively, "Software"). Software constitutes confidential, proprietary information of substantial value to the firm or to a third party vendor (i.e., a company that licenses software to our firm). All Software provided by the firm is the property of the firm, including upgrades. Both the firm and staff members are subject to licensing restrictions relating to use of the Software.

         Staff members may not disseminate or transfer Software, either directly or indirectly, to any person inside or outside the firm or make personal use of any Software at home or at work, either during or after their employment with the firm.

         The firm may provide staff members with Software to be used for business purposes on a home or portable computer. Such use is permitted under the following conditions (staff members who wish to use Software for business purposes on a home or personal computer will be required to sign a Software Acknowledgment in the form of Exhibit 2-A):

                  A. The staff member is currently licensed for the requested software on their PC at the firm.

                  B. The licensing agreement for the specific package permits dual, non-current use.

                  C. The staff member has written approval from their Department Manager.

                  D. The staff member has subsequent approval from the MIS Department.

                  E.       Duplicate copies of Software can only be made by MIS.

Because of licensing restrictions and the risks associated with computer "viruses", the copying or transfer of Software from outside sources (whether personal or business) to the firm is prohibited - regardless of whether the staff member owns the Software - unless MIS approves the transfer and handles the installation.

Periodically, the MIS Department will make, random audits of PC's to check compliance with this policy. (Rev. 3/93).

2.5 Electronic Communication Policy - The firm recognizes that e-mail is becoming widely recognized as an effective means of communication, both within the firm and externally. To keep pace with this trend, all staff members have access to internal e-mail and we plan to develop a Website which will bring us to a new level of communication with clients, referral sources and vendors. Given various legal and regulatory concerns, however, the firm must limit external e-mail access in certain instances. We are particularly concerned with timeliness and security issues surrounding e-mail communication with our money management clients as it relates to the acceptance of asset allocation instructions and cash flows. We continue to explore means through which we can provide broader e-mail access, and will revisit our policy as technological advancements are developed to assist us in satisfying the varying business and legal considerations involved.

         In the interim, set forth below is the firm's current policy with regard to proper use of, access to, and disclosure of electronic communications sent or received through any of the firm's internal or external on-line electronic communications systems, including email. Every staff member is responsible for using the electronic communications system properly and in accordance with this policy. Use of the firm's electronic communications system constitutes consent to all the provisions of this policy. Any questions about this policy should be addressed to Legal.

                  A. The electronic communication system is intended for the firm's business purposes, and is the property of the firm. The firm recognizes that it may be expedient to place or receive personal e-mail correspondence, however, such communications should be kept to a minimum level.

                  B. Staff members will be permitted access to external e-mail use only with prior written supervisory approval which will be granted on the basis of business need. Staff members may not access external e-mail using the firm's computer systems, at any time or for any reason without such approval.

                  C. Investment Management sales and support staff members may use e-mail to communicate with clients only, with managerial approval. Such permission may be granted to facilitate international communications, communication with consultants, and for other specific reasons. In no event should staff accept or give instructions over e-mail.

                  D. E-mail is subject to regulations promulgated by various regulatory bodies concerning record retention and review of incoming and outgoing correspondence. Copies of all e-mail correspondence sent by Investment Management sales and support staff members must be provided to Legal at the time they are being sent and in the same manner as correspondence sent by fax, messenger, or the mail. Institutional Services sales and supervisory staff should send a copy of all incoming e-mail correspondence to Legal for review when it is received and a copy of all outgoing e-mail correspondence to their appropriate manager at the time it is sent.

                  E. No institutional brokerage order-related data may be sent or received via Internet e-mail. Use of any other electronic system for the communication of order-related data requires managerial approval.

                  F. Firm procedural rules relating to pre-approval of written communications, including job postings, apply fully to electronic communications.

                  G. All communications and information transmitted by, received from, or stored in this system are the firm's records. The firm reserves the right to review, audit, access and disclose all messages sent or received over its system. The firm reserves the right to intercept and read e-mail and other electronic messages. Authorized firm representatives will periodically review the e-mail and other electronic communications of all firm personnel to determine, among other reasons, whether there have been any breaches of security, violations of policy, or other misuse. There should be no expectation that any e-mail message sent or received will be private.

                  H. Use of passwords or other security measures does not diminish the firm's rights to access materials on its system, or create any privacy rights of staff members in the messages and files on the system. Any passwords or other data-encryption keys used by staff members must be revealed to the MIS Department as e-mail and files may need to be accessed by the firm.

                  I. The firm reserves the right to use any electronic message for its own purposes, or disclose any e-mail message to any regulatory bodies or third parties, without any prior notice to any sender or recipient of the message.

                  J. Erasing a message from the e-mailbox assigned to you does not necessarily erase all copies of the message on the network. Archived copies may be stored for substantial periods of time and are subject to the provisions of this policy regarding content, review, access, and disclosure. As a business record, e-mail is subject to court inspection and review by regulatory bodies. Nothing should be said by e-mail that might reflect adversely on you, someone else or the firm.

                  K. The e-mail system must not be used for any form of harassment or any communications that could be offensive or derogatory. No person is permitted to use the e-mail system to deliver a message that is harassing or offensive on the basis of race, color, religious belief, sex, sexual orientation, national origin, ancestry, age, marital status, disability, veteran status, or any other characteristic protected by law. The firm's equal employment opportunity and harassment policies apply to all uses of the email system.

                  L. The e-mail system shall not be used to send or receive, trade secrets, proprietary financial information, or similar materials without prior authorization from the firm, nor may it be used for the unauthorized copying of copyrighted materials. Staff members, if uncertain about whether certain information is copyrighted, proprietary, or otherwise inappropriate for transfer, should resolve all doubts in favor of not transferring the information and consult Legal.

                  M. The e-mail system may not be used to solicit for religious or political causes, commercial enterprises, outside organizations, or other non job related solicitations.

                  N. Staff members are reminded to be courteous to other users of the systems and always to conduct themselves in a professional manner. Users should write electronic communications with no less care, judgement and responsibility than they would use for letters written on behalf of the firm or internal firm memoranda.

                  O. Staff members are prohibited from reading messages delivered to someone else's mailbox with proper firm authorization.

                  P. Any staff member who discovers misuse of the e-mail system should immediately contact Legal.

Any person who violates any part of this policy will be subject to discipline, up to and including termination. The firm reserves the right to modify this policy at any time, with or without notice. (Rev. 6/99).

2.6      Employee and Employee-Related Non-Discretionary Firm Accounts

         Employees who wish to trade through the firm on a non-discretionary basis must sign and date a Non-Discretionary Cash or Margin Account Agreement and must provide the firm with a signed W-9. Employees who wish to open a joint account must also sign a joint account agreement. IRA accounts are opened by completing a State Street Prototype IRA or Roth IRA agreement.

         All Non-Discretionary Accounts must be approved by the New Account Team, (a designated Manager of Financial Advisor Associates or the New Account Team) and Legal. Fees and transaction charges for Employee accounts are implemented in accordance with Exhibit 2-B.

         A staff member shall not use his non-discretionary account to execute transactions for any person who is not a named party on the account. (Rev. 4/00).

2.7 Accounts Approved for Options Transactions

         A.       Standards and Supervision for Accounts

                  1. General - Options trading is permitted only for accounts which have been specifically approved for options trading by the Senior Registered Options Principal ("SROP") or a Registered Options Principal ("ROP") in accordance with the procedures outlined below. (NYSE Rule 721(b).) (See Section 3.7 of this Manual for explanation of SROP and ROP qualifications and responsibilities.) The SROP or Compliance Registered Options Principal (CROP) exercise appropriate supervision over all delegated tasks.1 These procedures apply primarily to employee and employee-related accounts. Generally the firm's policies do not permit non-employee customers to trade options. However, these procedures would also apply to any non-employee customer accounts approved to trade options on an unsolicited non-discretionary basis.

                  2. Option Questionnaire: The account owner must complete, sign and date an Option Client Confidential Questionnaire ("Option Questionnaire"), which shall be considered part of the account owner's account agreement, and which Option Questionnaire shall request the following information for natural persons (NYSE Rule 721.10, AMEX Rule 921.01):

                           - Investment objectives (e.g., safety of principal, income, growth, trading profits, speculation);

------------------
(1) Pursuant to NYSE Rule 722(b) and AMEX Rule 922(a) the CROP and SROP may be the same person.

                           -        Employment status;

                           -        Estimated annual income from all sources;

                           - Estimated net worth (exclusive of family residence);

                           -        Estimated liquid net worth;

                           -        Marital status;

                           -        Number of dependents;

                           -        Age;

                           -        Investment experience and knowledge
                                    (AMEX Rule 921.01).

         Refusal of the account owner to provide any of the information listed above shall be so noted by the CROP on the Option Questionnaire at the time the account is approved for options trading (NYSE Rule 721.20, AMEX Rule 921.02). The account owner must disclose his investment objectives before an account will be approved by a ROP for options trading.

         3. ROP Determination of Suitability - All options accounts must be - approved in writing by the SROP or a ROP. The SROP or ROP approving the account must have a reasonable basis for believing that, taking into account the factors set forth in 2, above, the account owner has such knowledge and experience in financial matters that he may reasonably be expected to be capable of evaluating, and be financially able to bear, the risks of options trading (NYSE Rule 723; AMEX Rule 923). The SROP or ROP shall evidence his or her approval by signing and dating the Option Questionnaire. The SROP or ROP shall also indicate on the Option Questionnaire which of the following strategies the account may engage in:


                  -        purchasing options;

                  - writing covered options (including covered combinations such as spreads and straddles);


                  - writing uncovered options (which shall include uncovered combinations such as spreads and straddles and any other transactions which involve naked writing)(NYSE Rule 721.40, AMEX Rule 921.04).

         4. Approval to Write Uncovered Options - No account will be approved to write uncovered options unless the account owner has an annual income of at least $50,000, liquid net worth of at least $100,000, previous experience trading options and they include speculation as part of their investment objective. Any exception to the approval criteria for uncovered call and put writing may only be made by SROP or CROP, and the reason for this exception must be evidenced in writing. A copy of the written exception shall be maintained by the CROP (NYSE Rule 721(e)(3); AMEX Rule 921(g)(3)). Any account other than an employee/employee related account (a "Non-Employee Account") that would like to trade uncovered options must be specifically approved by the SROP or CROP, and a copy of the written approval shall be maintained by the SROP or CROP. In the event a Non-Employee Account requests approval to write uncovered options, the firm may, in its discretion, raise the minimum annual income, liquid net worth and Required Equity (defined in 5, below).

         5. Required Equity to Trade Uncovered Options - No account will be permitted to write uncovered calls or puts unless the account has enough Regulation T Excess (2) ("Required Equity"). Required Equity shall be determined both on a per account basis and on a per contract basis, as follows:

                  (a) Per Account - the account must have Required Equity of at least $50,000.

                  (b)      Per Contract

                           (i) If the market value of the underlying security is equal to or less than $75 per share, Required Equity shall mean the greater of a) $2,000 per uncovered contract, or b) 20% of the value of the underlying security plus the option premium; or

                           (ii) if the market value of the underlying security is greater than $75 per share, Required Equity shall mean the greater of a) $5,000 per uncovered contract, or b) 20% of the value of the underlying security plus the option premium.(3)

                  Accounts with outstanding short option positions must maintain Required Equity throughout the period a short option position is outstanding. Any deficiency must be satisfied in accordance with Regulation T.

         B.       Other Documentation

                  1. Agreements - In addition to the Options Questionnaire, all account owners must have on file other documentation, as described below.

                           (a) Option Agreement - Account owners approved to trade covered options may sign and date the "Options Agreement Covered Transactions" (the "Covered Agreement") or the "Options Agreement - Covered and Uncovered Transactions" (the "Uncovered Agreement"); account owners approved to write uncovered options must sign the Uncovered Agreement. Execution of the Uncovered Agreement does not in and of itself authorize the account owner to sell uncovered options.

                           (b)      Account Agreement - A signed
                                    Non-Discretionary Cash Agreement or
                                    Non-Discretionary Margin Agreement, as
                                    appropriate (accounts approved to trade
                                    uncovered options must have on file a signed
                                    Non-Discretionary Margin Agreement); and

                           (c)      Tax I.D. - A signed W-9.

------------------
(2) Regulation T Excess shall be defined as the amount of equity in an account that is greater than the amount required under Regulation T. This will not include either long or short options value. Regulation T margin equity is computed by deducting from an account's net liquidating equity the value of long and short options and adjusting the value of stock and warrant positions that underlie "covered" puts and calls.
(3) The Per Account Required Equity and Per Contact Required Equity must both be satisfied but shall not be considered in an additive manner - an account with $50,000 in Regulation T Excess Equity may satisfy Required Equity (depending upon the number of contracts, their market value and the option premium).

                  2. Disclosure Document(s) - A designated ROP or his or her designee shall provide a current option disclosure document to each account owner who is authorized to trade options at least one day before an order is entered for the account (NYSE Rule 726(a); AMEX Rule 926(a)). Any account approved to write uncovered options shall also be provided with the Special Statement for Uncovered Option Writers (NYSE Rule 721(e); AMEX Rule 921(g)). The designated ROP or his or her designee shall record on the account records the date the disclosure document(s) was (were) furnished to the Employee/Approved Client (NYSE Rule 721.10; AMEX Rule 921.01).

         The designated ROP or his or her designee shall also send amendments or revisions of each applicable current Options Disclosure Document to all affected account owners when such amendments or revisions become available (NYSE Rule 726(a); AMEX Rule 926(a)).

                  3. Prospectus - The designated ROP or his or her designee shall send a current prospectus of the Options Clearing Corporation to any account owner authorized to trade options who requests one (NYSE Rule 726(b); AMEX Rule 926(b)).

         C.       Supervisory Procedures

                  1. Report of Accounts Approved to Trade Options - Client Services shall provide the designated ROP with a list of accounts approved to trade options by name and number, and the report shall indicate what strategies the account may engage in. The report will be updated as revisions are made and monthly, with a copy to Legal.

                  2. Options Trading - The Vice President of the Operations Department or his or her designee will generate a weekly report which will be sent to the designated ROP. The report will confirm whether options transactions occurred in accounts that have been approved for the specific type of options transaction executed, i&., the report will verify if an account has been approved to sell uncovered options.

                  3. Uncovered Options Transactions - Prior Approval By Designated SROP or ROP - The designated SROP or ROP shall initial the order ticket prior to the sale of any uncovered option (the appropriate trading desk will monitor the order tickets to ensure such initials appear before execution). Prior to approving the order ticket, the ROP shall confirm that the account meats the Required Equity requirements set forth above (confirmed by telephone or email with the Vice President of Operations Department or his or her designee).

                  4. Margin - The Vice President of Operations or his or her designee shall monitor all uncovered short option positions to make sure the account meets Required Equity. The Vice President of Operations or his or her designee shall send a weekly report evidencing such review to the designated ROP.

                  5. Trading Report - The appropriate trading desk shall provide a daily list of options trades to Legal, and shall provide other reports to Legal and senior management, as necessary (NYSE Rule 722(b); AMEX Rule 922(b)(ii)).

                  6. Review - All options trades are reviewed daily by Legal. The SROP has delegated to Legal the responsibility to review accounts. The Vice President of the Operations Department or his or her designee shall review position limits for any customer's account and any account for which the firm acts as clearing broker in accordance with NYSE Rules 704 and 705, and file such reports as may be required with respect to NYSE Rule 706. (The SROP has delegated this responsibility to the Operations Department.)

                  7. Record Retention - Copies of the appropriate agreements and applications of any account that is authorized to trade options shall be maintained by a designated ROP at 767 Fifth Avenue or maintained at the White Plains office or other location provided such documents are readily accessible and promptly retrievable. The designated ROP must have access to electronically stored copies of account statements for the most recent six-month period for these accounts at 767 Fifth Avenue (NYSE Rule 722(c); AMEX Rule 922(b)).

                  8. Material Change in Customer Financial Situation - The SROP or his or her designee shall send a copy of the customer's Option Questionnaire to the customer requesting updated information within fifteen days after the firm becomes aware of any material change in the customer's financial situation (other than a change in compensation for firm employees because such information is documented and maintained elsewhere within the firm's books and records.) (NYSE Rule 721(c); AMEX Rule 921(d)).

                  9. Monthly Account Statements - Exercise notices for option contracts are allocated among all of the firm's clients short positions in accordance with the date of the transaction which established the short position. Positions which were established earliest will be assigned first ("first-in, first-out"). (NYSE Rule 781). See additional client disclosures on the monthly account statement in Section 18.2 of this Manual.

         D. Checklist - Exhibit 2-C is a checklist for use by the designated SROP or ROP when approving accounts for options trading.

2.8 Supervisors Authorized to Approve Trades - Exhibit 2-D is a current list of supervisors authorized to approve staff member personal trades. (Rev. 4/00).

2.9 Policies and Procedures for Staff Member Personal Trading - The Code of Ethics (Section 1 of the Compliance Manual) describes the general policies governing staff member personal trading. Specific procedures for staff member trading at Bernstein are set forth in Exhibit 2-E to this section. (Rev. 4/00).

2.10 Accounts of Employees Who Leave the Firm - Disposition of employee and employee-related accounts at the time the employee leaves the firm shall be handled in the following manner.

         A. Employee and Employee Related Non-Discretionary Accounts - When there are no discretionary accounts maintained by the employee or related parties, the Operations - Client Services Department will send the Employee (which term includes employee-related accounts) a letter advising them that they must move their account(s) within four weeks from the date of the letter. The letter will advise the Employee that he has the following options: (1) liquidate their positions at their discounted transaction charge rate and receive the proceeds,
                  (2) transfer the positions to another firm (via the broker transfer process), or (3) have the securities delivered to them. If the employee does not advise us regarding the disposition of the account within four weeks, we will deliver the securities and any cash balance to him. A copy of the letter to be sent by Client Services is attached as Exhibit 2-F.

         B. Employee and Employee Related Discretionary Accounts - We maintain a number of Employee discretionary accounts. When an employee leaves the firm, the appropriate Managing Director of Financial Advisors or Stanley Bogen as appropriate, will assign a Financial Advisor to handle any Employee discretionary accounts. Client Services will then contact the respective Financial Advisor who will send a letter indicating the Financial Advisor who will be servicing the account. The individual will also be advised of the new account number(s) for the account(s) (this is necessary since Employee accounts are maintained in their own office ranges to facilitate compliance review of Employee trading activity). Finally, the individual will be provided with a new Fee and Transaction Charge schedule. It should be noted that where we have an Employee discretionary account we will not require the parties to close their non-discretionary accounts, since we generally permit our discretionary clients to open nondiscretionary accounts as an accommodation (although they will no longer receive the fee and/or transaction charge discount on these accounts).

         In order to ensure that these letters go to employees and related parties, the Financial Department will provide the Client Services Department with the monthly Departmental Personnel Report, which contains the names of all employees who left the firm for the preceding month. Client Services will compare this list with lists of employee and employee-related discretionary and non-discretionary accounts and send out the appropriate letter(s) after providing the appropriate Managing Director or Stanley Bogen with a list of Employee discretionary accounts affected by the transfer. Copies of the monthly Departmental Personnel Report and all letters sent out by Client Services shall be provided to the Legal Department.

         C. Mutual Fund Accounts - Any investments in the Sanford C. Bernstein Fund, Inc. may be maintained after the employee leaves the firm, provided that the account is maintained in accordance with applicable fund prospectus requirements. (Rev. 4/00).

                                   EXHIBIT 2-A

                             SOFTWARE ACKNOWLEDGMENT

         The undersigned acknowledges receipt from Sanford C. Bernstein & Co., Inc. ("SCB") of the following (the "Software")

-------------------------------------

-------------------------------------

-------------------------------------

-------------------------------------


which SCB has provided in connection with my employment with SCB.

         I further acknowledge that the Software and any upgrades remain the property of SCB, that SCB is subject to certain licensing restrictions on the use of the Software (including restrictions on malting duplicate copies thereof) and that I am aware of the nature of such restrictions. In consideration of the provision of the Software to me, I agree to be bound by the restrictions applicable to SCB. I further agree not to make any copies of the Software, and upon termination of my employment with SCB to delete the Software I have been provided with for use on a home or personal portable computer.

Department Manager:        ___________________________

MIS Department:            ___________________________

Employee:                  ___________________________

Date:                      ___________________________


Rev. 6/93

                                   EXHIBIT 2-B

EMPLOYEE AND EMPLOYEE-RELATED
MANAGEMENT FEES AND TRANSACTION COSTS

                             DISCRETIONARY ACCOUNTS

Employee Accounts: This includes employees and their spouses, their children, their grandchildren, and custodial and trust accounts for their children and grandchildren:

         -        No management fee
         -        $12.50 transaction charge

Employee-Related Accounts: This includes parents of the employee, parents of spouse, employees' siblings and sibling-in-laws.

         -        50% of normal management fee*
         -        50% of transaction charges (minimum $25 per transaction)
         -        current fee schedules am available from your Financial
                  Advisor.

                           NON-DISCRETIONARY ACCOUNTS

Employee Accounts:

         Equities:

         - If the security trades at $5.00 or above per share, the employee is charged $0.05/share (minimum $12.50 per transaction)
         - If the security trades below $1.00/share, the employee is charged $0.0150/share
         - If the security trades between $1.00 and-$5.00/gmr, the employee is charged $0.0325/share.
         - Option contracts are $5.00/contract (minimum $12.50 per transaction)

         Fixed Income: $1250 per transaction

Employee-Related Accounts

         Equities:

         -        50% of full transaction charges ($25 minimum per transaction)
         -        25% of full transaction charges for options
         -        transaction schedules available from the Legal Department

Fixed Income:

         -        50% of the following schedule:
                  Treasuries, Agencies, and Strips:
                     Less than 1 year. $35 + $.03125 per bond
                     More than 1 year. $50 + $.25 per bond
         Commercial Paper. $50 + $.03125 per bond
         All Other. $75 + $1.25 per bond

* All employee-related discretionary accounts created prior to. October 1, 1998, will be grandfathered on their current fee schedule. All other employee-related discretionary accounts will be subject to the fee schedule effective October 1, 1998.

                                                                     Section Two

                                   EXHIBIT 2-C

                                OPTIONS CHECKLIST

         1) Has the employee signed the appropriate options agreement ("Agreement")? (Accounts approved to trade uncovered options must sign an Uncovered Agreement)

         2)       Has the employee dated the Agreement?

         3)       Has a ROP signed the Agreement?

         4)       Has a ROP dated the Agreement?

         5) Has the employee completed a Confidential Options Questionnaire ("Option Questionnaire")?

         * Refusal of the employee to provide any of the following information should be noted by the ROP on the Options Questionnaire

-        Investment Objective
-        Employment Status
-        Estimated annual income
-        Estimated net worth
-        Estimated liquid net worth
- Marital status, number of dependents - Age - Investment experience and knowledge

         6)       Has the employee signed an Option Questionnaire?

         7)       Has the employee dated an Option Questionnaire?

         8) Has the employee included their investment objectives on the Option Questionnaire?

         * To be approved to trade uncovered options, the investment objective of the employee must include speculation

         9)       Has a ROP signed and dated the Option Questionnaire?

         10) Has a ROP specifically noted what types of options transactions the account is approved for?

                  Purchases
                  Writing covered transactions (including covered combinations such as spreads & straddles)
                  Uncovered, (including uncovered combinations such as spreads & straddles)

* To be approved to trade uncovered options, the employee must meet our minimum liquid net worth, annual income and minimum investment experience standards for options transactions.

11)      Has a ROP specifically noted what date the disclosure document(s) was
         (were) sent and that the Employee has refused to supply financial information (if applicable)?

12) Does the employee also have on file a Non-D account agreement (margin agreement necessary for uncovered options) and a W-9 (or W-8, as appropriate)?

                                   EXHIBIT 2E

13)      Has the RR (applicable Manager of FAA's) signed the Option
         Questionnaire?


(Rev. 4/00)

                                   EXHIBIT 2D

          PERSONS AUTHORIZED TO INITIAL ORDER TICKETS FOR EMPLOYEES OR
                            EMPLOYEE-RELATED ACCOUNTS

DEPARTMENT                                                 INITIALED BY
----------                                                 ------------
ADMINISTRATIVE SERVICES                                    Jerry Lieberman or Denise Burke
BOARD OF DIRECTORS                                         Jean Margo Reid or Cathleen Shine
BROKERAGE OPERATIONS                                       Bob Maione, Pete Tucci or Mike Borgia
CHAIRMAN'S OFFICE                                          Jean Margo Reid or Cathleen Shine
CLIENT ADVISORSNEW YORK CITY                               Kim Isaacs
DESKTOP PUBLISHING                                         Jim Velgot
FINANCIAL                                                  Jerry Lieberman, Neil Kuttner or Gary Kreuger
FA DEPT. - MANAGING DIRECTORS                              Tom Hexner
FasNEW YORK CITY                                           Tam Hemet, Fred Block, Mike McCarthy, Hans Ziegler,
                                                           Kim Isaacs
FAAsNEW YORK CITY                                          Sheila Paloni, Camilla Vriesen, Michele Ramos, Kim
                                                           Isaacs
FIXED INCOME                                               Mark Singer, Frank Trainer, Jonathan Reiss or Chuck
                                                           Cahn
FLOOR                                                      Bill Marsalise or Jon Mann
FAMILY WEALTH GROUP                                        Alan Feld or Claudia Bennett
HUMAN RESOURCES                                            Denise Williams or Jerry Lieberman
INSTITUTIONAL RESEARCH                                     Marc Mayer, Sallie Krawcheck, or Nick Spencer
INSTITUTIONAL SALES                                        Jan Mann, John Mills, Lyle Lunson, Marc Mayer, Randy
                                                           Mitchell. Rich Reynolds
INSTITUTIONAL TRADING                                      Jon Mann, Marc Mayer, Shawn Mahoney
INTERNAL AUDIT                                             Larry Bertan
INTERNAL CONSULTING                                        Linda Giuliano or Jerry Lieberman
INVESTMENT MANAGEMENT  - EQUITY                            Domestic Stocks - Greg Sawers Marilyn Fedak, Lew
Buyside Trading                                            Sanders
Global Equity PMG                                          Foreign Stocks (ADRs) - David Ittah, Andy Adelson,
Global IPG                                                 Lew Sanders
International IPG
US IPG
Global Research
Small Cap Research
Senior Portfolio Managers
INVESTMENT MANAGEMENT OPERATIONS                           Bob Maione, Pete Tucci, Mike Borgia, or Riaz Jivraj
INSTITUTIONAL ASSET ADVISORS - NY                          Kevin Brine or Gary Black
INSTITUTIONAL ASSET ADVISOR ASSOCIATES - NY                Jacalyn Windle

                                   EXHIBIT 2E

DEPARTMENT                                                 INITIALED BY
----------                                                 -----------
LEGAL/COMPLIANCE                                           Jean Margo Reid or Cathleen Shine
MANAGEMENT INFORMATION SYSTEMS (MIS)                       Paul Ponzo or Jerry Lieberman
                                                           * If MIS employee reports to other depts., then those
                                                           dept. heads will sign
MANAGEMENT INFORMATION SYSTEMS (FA/IA MIS)                 Scott Walter
MARKETING - FA                                             Amy Roth
MARKETING - IA (Global Analytics                           Jennifer Cook or Gail Landis
PRODUCT DEVELOPMENT                                        Mark Gordon
STANLEY M. BOGEN STAFF                                     Stanley Bogen
SYNDICATE                                                  Marc Mayer

REGIONAL OFFICES
----------------
CHICAGO OFFICE                                             Rich Bindler, Jean Buchband, Valencia Taylor

DALLAS OFFICE                                              Bob Keith or Jason Brandt

LOS ANGELES OFFICE                                         Daryl Deke, Denise Soofer, Michelle Black

SAN FRANCISCO OFFICE                                       David Dossetter or Carin Teitelbaum

WASHINGTON DC OFFICE                                       Mark Yadgaroff or Nicole Burns

WEST PALM BEACH OFFICE                                     Ralph Heckert or Karin Pembroke

WHITE PLAINS OFFICE (FA)                                   Lou Friedrich or Lisa Beddall

Notes:
If the person authorized to initial order tickets for your department is unavailable, any other attorney in the Legal Department may initial your order ticket except for IPG, PMG or Research staff (Legal cannot approve IPG, PMG or Research members' orders). Uncovered options transactions must also be initialed by a designated Registered Options Principal (currently Dolores Darcy, Jose Iglesias, or Jon Mann).

                                   EXHIBIT 2-E

MEMORANDUM

TO:                   All Staff
FROM:                 Jean Margo Reid
DATE:                 February 1, 2000 (as revised March 24, 2000)
RE:                   Employee Trading


Employee and Employee-Related Trading-Policy and Procedures Review

         We have experienced a large increase in the number of employee and employee-related brokerage accounts as the firm has grown and this has put pressure on our busy buyside trading desk. We are looking at a couple of alternatives to make the situation more user friendly for staff. In the meantime, we are asking that all staff adhere to the following procedures so the trading desks can fulfill their obligation to our customers and employees.

         - No employee or employee-related orders may be entered during the first half-hour and last half-hour of the trading day. Trades can only be submitted between 10:00 a.m. and 3:30 p.m.

         - All employee and employee-related trades require supervisor approval (see attached list, which should be placed in your compliance manual as Exhibit 2-D, Section 2) and transmission by the employee, for equities, to the buyside trading desk by fax to (212) 7564353. For fixed income orders, trade tickets should be faxed to (212) 848-2384. If you are located at 767, you must walk your order to the appropriate trading desk.

         - If a client order is pending in the same stock on the same side of the market, depending on various factors, the employee or employee-related order can be delayed for several days or even weeks until the pending client order has been executed. There are other reasons your order may not be executed; i.e. we block employee orders when we have new research pending.

         - If the desk is busy with a large volume of client orders, there may be some delay in execution of the employee or employee-related orders. In addition, during a volatile or illiquid market situation, employee and employee-related orders may be delayed for a significant period of time. Due to any such delay, the prices of securities may be significantly different at the time of execution than at the time the order was submitted. The decision as to the existence of a volatile or illiquid market condition will be made by the trading room management.

         - **The trading desk will not notify an employee of trade execution. After 4:30 p.m., employees can call the trading desk and ask Scott Riskin for a report of their trade since this is the time the trading desk is reconciling all client orders for the day. However, employees are encouraged to await confirmation of their trades by mail.

         Further, due to systems limitations on the trading desk, employee and employee-related account holders are prohibited from entering:

         -        "Good to cancel" (GTC) orders.

         - Intra-day trades (purchase and sale of a position during the same day).

                                   EXHIBIT 2E

         - Stop orders of OTC stock or any odd lot stop orders. However, daily stop orders in round lots for listed stock are allowed.

         - Orders for foreign stock listed on foreign exchanges. This does not include trading American Depositary Receipts (ADRs) or foreign stocks listed on a U.S. exchange. ADR trading is permitted as the shares of these foreign-based corporations are traded on U.S. exchanges.


Reminder:
Employees who hold mutual funds in brokerage accounts outside the firm are not permitted to do any trades other than mutual fund transactions in these accounts. All trades in stocks and bonds must be conducted in your Bernstein brokerage account.

                                   EXHIBIT 2-F

                                     [Date]

[Employee Address]


         Re: [Account No.]

Dear ______________

                  As you know, we maintain non-discretionary accounts for our employees and their families. Now that you are no longer employed at Bernstein, we will be closing your account.

                  Please provide us with instructions regarding your account as soon as possible. If you wish to have securities transferred to another firm, please have the firm provide us (Attn: Shirley Lam) with a broker-to-broker transfer form. If you wish to sell your securities positions, this can be done at the transaction schedule applicable to your account by contacting Allison Krumholtz at (212) 756-4049. If we have not heard from you within four weeks from the date of this letter we will have the securities registered in your name and the certificate(s) and a check for any cash balance sent to you.

                  We thank you for your cooperation. If you have any questions, please call me at (914) 9932886.

                                   Sincerely,

                                   Vice President
                                   Client Services

cc: [Employee Compliance Officer]